Exhibit 99.1

News Release

DR. GIL AMELIO JOINS INTERDIGITAL’S BOARD OF DIRECTORS

KING OF PRUSSIA, PA — March 1, 2011— InterDigital, Inc. (NASDAQ: IDCC) today announced the election of Dr. Gilbert F. Amelio to its Board of Directors, effective immediately. Dr. Amelio joined InterDigital’s Technical Advisory Council in early 2010, a position he will relinquish to assume his role on the company’s Board of Directors. Dr. Amelio’s career spans decades of executive leadership roles in iconic technology companies including Apple Computer, National Semiconductor and Rockwell International. A Senior Partner at Sienna Ventures, a privately-held venture capital firm, Dr. Amelio has been involved in the leadership or funding of a broad range of technology ventures, including Acquicor Management and Jazz Technologies. Dr. Amelio also serves on the boards of directors of AT&T and Pro-Pharmaceuticals.

“Having served at some of the most ground-breaking technology companies during a time of dramatic growth and change, Gil’s leadership and expertise make him an ideal guide for InterDigital,” commented Terry Clontz, InterDigital’s Chairman of the Board. “Gil’s involvement with InterDigital’s leadership team and its technology roadmap through his seat on the Technical Advisory Council provides him a solid foundation for expanding his business counsel for the organization. I am pleased to add him to the Board and look forward to working with him and the other members of the Board as we support the company in creating even greater shareholder value.”

Dr. Amelio is a pioneer in the U.S. technology industry, having started his career at AT&T Bell Laboratories and Fairchild Semiconductor. A former director and chairman of the Semiconductor Industry Association, Dr. Amelio has served on the board of governors of the Electronics Industries Association and been a member of the executive committee of the Business and Higher Education Forum. He previously served on the boards of Chiron, Sematech and the American Film Institute and as chairman of the advisory board of the Georgia Institute of Technology. Dr. Amelio, an IEEE Fellow, has been awarded 16 patents and is the recipient of numerous awards. He earned his BS, MS and PhD in Physics at the Georgia Institute of Technology.

“Wireless technologies are front and center in creating exciting new growth opportunities, and I’m delighted to join InterDigital’s Board at this very dynamic time,” added Dr. Amelio. “My exposure to the excitement and creative thinking here at InterDigital gives me great confidence that the path forward offers a great array of possibilities to make further significant achievements.”

Dr. Amelio, an independent director, was elected for a term expiring at the company’s 2011 Annual Meeting of Shareholders, at which time his continued Board service will be subject to re-nomination and shareholder approval. The company’s Board of Directors now totals eight members.

About InterDigital®

InterDigital develops fundamental wireless technologies that are at the core of mobile devices, networks, and services worldwide. We solve many of the industry’s most critical and complex technical challenges, inventing solutions for more efficient broadband networks and a richer multimedia experience years ahead of market deployment. InterDigital has licenses and partnerships with many of the world’s leading wireless companies.

InterDigital is a registered trademark of InterDigital, Inc.

For more information, please visit www.InterDigital.com.

Media Contact:	Investor Contact:
Jack Indekeu Email: jack.indekeu@interdigital.com +1 (610) 878-7800	Janet Point Email: janet.point@interdigital.com +1 (610) 878-7800